SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K

                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) March 16, 1995

                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635              93-0584541
(State of incorporation)      (Commission File       (IRS Employer
                                   Number)          Identification No.)

 One Bowerman Drive, Beaverton, Oregon                    97005-6453
(Address of principal executive offices)                   (Zip Code)


                               (503) 671-6453
             (Registrant's telephone number, including area code)

Item 5.  OTHER EVENTS

The Registrant issued the following press release on March 16,
1995

Beaverton, OR (March 16, 1995) -- NIKE, Inc. (NYSE:NKE) Chairman
Philip H. Knight today announced results of NIKE's third quarter which ended February 28, 1995. Net income totaled $95.3 million or $1.29 per share, increases of 51 percent and 52 percent respectively, compared with $63.2 million or $0.85 per share in last year's third quarter. Worldwide revenues increased 29 percent to a record $1.12 billion compared with $871.8 million last year.

The Company also announced worldwide orders for athletic footwear and apparel scheduled for delivery between March and July 1995 total a record $2.4 billion, 37 percent higher than such orders for the same period last year. Had the U.S. dollar remained constant at year-ago levels, worldwide futures orders would have increased 34 percent.

Mr. Knight stated, "The NIKE brand continues to achieve new levels of acceptance throughout both athletic footwear and apparel. These record third quarter results reflect our focused efforts to build NIKE brand strength across all categories. Our revenues are more balanced than at any point in our history and demand for the NIKE brand continues to grow.

"This strength is evident in our U.S. footwear business where unprecedented consumer demand is driving our business to new levels. Women's fitness grew 39 percent as we continue to gain market share in this important category. Our outdoor business was up by more than 40 percent for the fourth consecutive quarter. Men's basketball, our largest category in the U.S., continues to bounce back, with sales up 22 percent in the quarter.

"Our U.S. apparel business recorded another exceptionally strong quarter, growing by 39 percent. The momentum of the NIKE brand is clearly carrying through to our apparel business and we see that growth continuing into the back-to-school season.

"Our international operations maintained a strong pace with revenues growing 33 percent. While we continue to see difficult revenue comparisons in Germany, the balance of our international business, excluding new NIKE-owned subsidiaries in Korea and Argentina, grew by 16 percent in constant dollars."

In local markets throughout the world, the NIKE brand is growing
substantially.   Revenues in constant dollars increased 42 percent
in Italy, 40 percent in Canada, and 28 percent in Australia, reflecting the NIKE commitment to building the brand on a global basis with product that meets the demand of each local market.

The strong performance of the NIKE brand across a wide variety of categories continues to stimulate record futures orders. All U.S. footwear categories recorded double-digit increases in futures orders, with women's fitness up 31 percent, men's basketball up 37 percent, and outdoor up 44 percent. Men's tennis was also up sharply, with futures orders almost three times that of the year ago period. U.S. apparel futures orders were also up sharply.

In the third quarter, U.S. athletic footwear and apparel revenues totaled $721.6 million, an increase of 28 percent. International athletic footwear and apparel revenues increased 33 percent to $345.7 million. Excluding the positive effect of a weaker U.S. dollar and the incremental revenues from the new NIKE-owned subsidiaries, international revenues would have increased 12 percent. Revenues from other brands, which include Cole Haan, Tetra Plastics and Sports Specialties, increased
16 percent to $57.4 million.

Consolidated gross margins for the quarter were 39.7 percent compared to 38.4 percent last year. Total U.S. footwear inventory units ended the quarter up 11 percent from November 30, 1994.

Selling and administrative expenses were 24.7 percent of third quarter revenues, compared with 26.5 percent in last year's third quarter. Spending in absolute dollars increased $47.0 million or 20 percent from last year's third quarter. NIKE's international operations accounted for $24 million of the increase including $8 million from the new NIKE-owned countries. U.S. spending increased $19 million.

As of February 28, 1995, the Company had purchased a total of
4.0 million shares of NIKE's Class B Common Stock for approximately $211 million in the open market in conjunction with the $450 million, three-year share repurchase program approved in July 1993.

NIKE's balance sheet remained very strong. The current ratio at February 28, 1995, was 2.1 to 1. Cash and short-term investments decreased to $242.7 million, reflecting NIKE's acquisition of Canstar Sports Inc. during the third quarter.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel and accessories for a wide variety of sports and fitness activities. On February 13, 1995, NIKE completed the acquisition of Montreal-based Canstar Sports Inc., the world's largest hockey equipment manufacturer, making Canstar a wholly-owned subsidiary of NIKE. The company also markets a line of high-quality men's and women's dress and casual shoes through its Cole Haan subsidiary based in Yarmouth, Maine and a full range of licensed headwear through its Sports Specialties subsidiary based in Irvine, California. Total revenues for the trailing twelve months ended February 28, 1995, were $4.4 billion.


                           Three Months Ended          Nine Months Ended

	Feb. 28,	Feb. 28,	Feb. 28,	Feb. 28,
	  1995        1994         1995        1994
	(In thousands, except per share data)

Revenues                $1,124,697    $871,845     $3,348,798   	$2,785,512
Net Income              $   95,349    $ 63,235     $  286,275   	$  229,630
Net Income per Share    $     1.29 	   $    .85	     $     3.88	   $     3.03
Avg. Common Shares          73,482      75,149         73,694       75,853


SIGNATURES

     Pursuant to the requirements of the Securities
Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  NIKE, Inc.
                                  An Oregon Corporation

                                  By:  /s/ Robert S. Falcone
                                     _______________________

                                     Vice President, Chief
                                     Financial Officer